Amid Coronavirus, Ford Overall U.S. Sales Decline 12.5 Percent – Van and Explorer Sales Buck the Trend Posting Gains; Lincoln Retail Sales Up 7 Percent

www.facebook.com/ford
www.twitter.com/Ford

Q1 2020 SALES

	Total Vehicle	Truck	SUV	Car
U.S. Sales	**516,330**	**263,757**	**189,720**	**62,853**
Versus Q1 2019	-12.5%	-5.4%	-11.0%	-36.0%

HIGHLIGHTS

- **Amid the nation's outbreak of coronavirus and multiple state stay-at-home orders,** Ford's overall Q1 sales declined 12.5 percent.
- **Ford's overall inventory levels remain in good shape** during a period of production downtime and lower industry sales; overall days' supply at Ford stands at 100 days at the end of March.
- **With sales 186,562 pickups, F-Series begins the year as America's best-selling vehicle;** while sales are down 13.1 percent, the decline is explained by the timing of our fleet sales and weaker retail sales in March due to coronavirus.
- **Ford overall van sales total 54,499 vans– up 5.7 percent.** As America's best-selling van, Transit sales increase 15.7 percent on sales of 36,836 vans for the quarter –the best sales start since its launch in 2014.
- **Explorer begins the year as America's best-selling mid-size SUV on sales of 56,310 vehicles.** Q1 retail sales of the all-new Ford Explorer increase 10.5 percent, while ST Explorer retail sales gain 32 percent over year ago. Overall Ford brand SUV sales are down 12.7 percent in Q1.
- **Ford's performance lineup of vehicles saw strong gains.** Mustang begins the year with sales of 18,069 vehicles, representing a 6.8 percent gain, while GT350/Shelby GT500 sales doubled.
- **Lincoln Q1 retail sales increase 6.9 percent,** while Lincoln total sales expand 2.3 percent
- **Led by Aviator, Lincoln SUVs expand 12.2 percent at retail on new product introductions.** Overall Lincoln SUV sales totaled 20,516 vehicles, representing an increase of 6.1 percent.
- **Lincoln Corsair sales expand as inventory transitions from MKC.** Corsair completed its transition from MKC at the end of Q1. Combined Corsair and MKC retail sales are up 3.8 percent, compared to MKC volumes a year ago.

# # #

About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected services. Ford employs approximately 190,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"At Ford we feel a deep obligation to step up and contribute In these unprecedented times. Our dealers and employees have jumped into action to support healthcare workers, their communities and millions of our customers. Our Ford team is working around the clock on everything from building healthcare equipment, assisting our dealership network and providing our customers peace of mind through deferred vehicle payments. I have never been more proud of our team."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

WINNING PORTFOLIO



Ford Commercial

As America's best-selling van, Transit is a staple with Commercial and first responders. Transit begins the year posting record Q1 sales on volumes of 36,836 vans. Combined, Ford van sales totaled 54,499 vans, posting an increase of 5.7 percent in Q1.



Ford Trucks

As America's truck leader, Ford total pickup sales are down 7.4 percent for the quarter. Stock levels are well positioned at the end of Q1 despite plant closures due to the coronavirus outbreak.



Ford SUVs

Amid the coronavirus shutdown, Ford brand SUV retail sales are off 12.7 percent. Sales of the all-new 2020 Ford Explorer SUV bucked this trend in Q1 posting a retail sales gain of 10.5 percent. In Q1, Explorer had double-digit retail sales growth in many parts of the country including the Great Lakes, central and coastal regions.



Lincoln SUVs

Lincoln's newest SUVs -- the all-new Aviator and Corsair -- lift Lincoln retail sales 6.9 percent in Q1. Aviator continues to deliver strong incremental sales to overall Lincoln volumes, adding 5,666 vehicles to the Lincoln portfolio, while attracting younger buyers to Lincoln showrooms. The fastest rate of growth is coming from buyers 35 to 44 years old.



Ford, Lincoln Dealers

Ford and Lincoln dealers are also responding to the crisis with countless acts of community support, hygenic cleaning processes and innovative sales and service processes to safeguard employees and customers, including remote sales and pick-up and delivery services.